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                               STOCK PURCHASE AGREEMENT


                                     DATED AS OF


                                    July 31, 1997


                                     BY AND AMONG


                            HCC INSURANCE HOLDINGS, INC.,



                                         AND



                                 THE SHAREHOLDERS OF
                       CONTINENTAL AVIATION UNDERWRITERS, INC.



                                         AND




                       CONTINENTAL AVIATION UNDERWRITERS, INC.


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                          TABLE OF CONTENTS
                                                                          PAGE

ARTICLE I     SALE AND TRANSFER OF THE CONTINENTAL COMMON STOCK . . . . .   1
    Section 1.1    Sale of Continental Common Stock.. . . . . . . . . . .   1
    Section 1.2    Purchase Price . . . . . . . . . . . . . . . . . . . .   1
    Section 1.3    Closing Deliveries . . . . . . . . . . . . . . . . . .   2

ARTICLE II    REPRESENTATIONS AND WARRANTIES OF
              CONTINENTAL AND SHAREHOLDERS. . . . . . . . . . . . . . . .   3
    Section 2.1    Corporate Existence and Power. . . . . . . . . . . . .   3
    Section 2.2    Authorization. . . . . . . . . . . . . . . . . . . . .   4
    Section 2.3    Governmental Authorization . . . . . . . . . . . . . .   4
    Section 2.4    Non-Contravention. . . . . . . . . . . . . . . . . . .   4
    Section 2.5    Capitalization . . . . . . . . . . . . . . . . . . . .   5
    Section 2.6    Subsidiaries and Joint Ventures. . . . . . . . . . . .   5
    Section 2.7    Continental Financial Statements . . . . . . . . . . .   6
    Section 2.8    Absence of Certain Changes . . . . . . . . . . . . . .   6
    Section 2.9    No Undisclosed Liabilities . . . . . . . . . . . . . .   7
    Section 2.10   Litigation . . . . . . . . . . . . . . . . . . . . . .   8
    Section 2.11   Taxes. . . . . . . . . . . . . . . . . . . . . . . . .   8
    Section 2.12   Employee Benefit Plans, ERISA. . . . . . . . . . . . .   9
    Section 2.13   Material Agreements. . . . . . . . . . . . . . . . . .  10
    Section 2.14   Properties . . . . . . . . . . . . . . . . . . . . . .  11
    Section 2.15   Environmental Matters. . . . . . . . . . . . . . . . .  11
    Section 2.16   Labor Matters. . . . . . . . . . . . . . . . . . . . .  12
    Section 2.17   Compliance with Laws . . . . . . . . . . . . . . . . .  12
    Section 2.18   Trademarks, Tradenames, Etc. . . . . . . . . . . . . .  12
    Section 2.19   Sale of Continental. . . . . . . . . . . . . . . . . .  12
    Section 2.20   Broker's Fees. . . . . . . . . . . . . . . . . . . . .  13
    Section 2.21   Investment Representation. . . . . . . . . . . . . . .  13

ARTICLE III        REPRESENTATIONS AND WARRANTIES OF HCCH . . . . . . . .  13
    Section 3.1    Corporate Existence and Power. . . . . . . . . . . . .  14
    Section 3.2    Corporate Authorization. . . . . . . . . . . . . . . .  14
    Section 3.3    Governmental Authorization . . . . . . . . . . . . . .  14
    Section 3.4    Non-Contravention. . . . . . . . . . . . . . . . . . .  15
    Section 3.5    Capitalization of HCCH . . . . . . . . . . . . . . . .  15
    Section 3.6    Subsidiaries . . . . . . . . . . . . . . . . . . . . .  16
    Section 3.7    SEC Filings. . . . . . . . . . . . . . . . . . . . . .  16
    Section 3.8    Financial Statements . . . . . . . . . . . . . . . . .  17
    Section 3.9    Absence of Certain Changes . . . . . . . . . . . . . .  17
    Section 3.10   No Undisclosed Liabilities . . . . . . . . . . . . . .  18

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                          TABLE OF CONTENTS (CONT.)
                                                                          PAGE

    Section 3.11   Litigation . . . . . . . . . . . . . . . . . . . . . .  18
    Section 3.12   Taxes. . . . . . . . . . . . . . . . . . . . . . . . .  18
    Section 3.13   Employee Benefit Plans; ERISA. . . . . . . . . . . . .  19
    Section 3.14   Material Agreements. . . . . . . . . . . . . . . . . .  20
    Section 3.15   Properties . . . . . . . . . . . . . . . . . . . . . .  20
    Section 3.16   Environmental Matters. . . . . . . . . . . . . . . . .  21
    Section 3.17   Labor Matters. . . . . . . . . . . . . . . . . . . . .  21
    Section 3.18   Compliance with Laws . . . . . . . . . . . . . . . . .  21
    Section 3.19   Trademarks, Tradenames, Etc. . . . . . . . . . . . . .  21
    Section 3.20   Broker's Fees. . . . . . . . . . . . . . . . . . . . .  21

ARTICLE IV    COVENANTS OF CONTINENTAL AND SHAREHOLDERS . . . . . . . . .  22
    Section 4.1    Conduct of Continental . . . . . . . . . . . . . . . .  22
    Section 4.2    Access to Financial and Operational Information. . . .  23
    Section 4.3    Other Offers . . . . . . . . . . . . . . . . . . . . .  24
    Section 4.4    Maintenance of Business. . . . . . . . . . . . . . . .  24
    Section 4.5    Compliance with Obligations. . . . . . . . . . . . . .  24
    Section 4.6    Notices of Certain Events. . . . . . . . . . . . . . .  24
    Section 4.7    Representation Agreement . . . . . . . . . . . . . . .  25
    Section 4.8    Necessary Consents . . . . . . . . . . . . . . . . . .  25
    Section 4.9    Regulatory Approval. . . . . . . . . . . . . . . . . .  25
    Section 4.10   Satisfaction of Conditions Precedent . . . . . . . . .  25

ARTICLE V     COVENANTS OF HCCH . . . . . . . . . . . . . . . . . . . . .  25
    Section 5.1    Conduct of HCCH. . . . . . . . . . . . . . . . . . . .  25
    Section 5.2    Listing of HCCH Common Stock . . . . . . . . . . . . .  26
    Section 5.3    Access to Information. . . . . . . . . . . . . . . . .  26
    Section 5.4    Maintenance of Business. . . . . . . . . . . . . . . .  26
    Section 5.5    Compliance with Obligations. . . . . . . . . . . . . .  26
    Section 5.6    Notices of Certain Events. . . . . . . . . . . . . . .  27
    Section 5.7    Employee Matters . . . . . . . . . . . . . . . . . . .  27

ARTICLE VI    COVENANTS OF HCCH, SHAREHOLDERS AND CONTINENTAL . . . . . .  27
    Section 6.1    Advice of Changes. . . . . . . . . . . . . . . . . . .  27
    Section 6.2    Regulatory  Approvals. . . . . . . . . . . . . . . . .  27
    Section 6.3    Certain Filings. . . . . . . . . . . . . . . . . . . .  27
    Section 6.4    Communications . . . . . . . . . . . . . . . . . . . .  28
    Section 6.5    Satisfaction of Conditions Precedent . . . . . . . . .  28
    Section 6.6    Tax Cooperation. . . . . . . . . . . . . . . . . . . .  28

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                          TABLE OF CONTENTS (CONT.)
                                                                          PAGE

    Section 6.7    Confidentiality. . . . . . . . . . . . . . . . . . . .  28

ARTICLE VII   CONDITIONS TO CLOSING . . . . . . . . . . . . . . . . . . .  29
    Section 7.1    Conditions to Obligations of HCCH. . . . . . . . . . .  29
    Section 7.2    Conditions to Obligations of Shareholders. . . . . . .  31
    Section 7.3    Conditions to Obligations of Each Party. . . . . . . .  32

ARTICLE VIII  TERMINATION OF AGREEMENT. . . . . . . . . . . . . . . . . .  32
    Section 8.1    Termination. . . . . . . . . . . . . . . . . . . . . .  32
    Section 8.2    Effect of Termination. . . . . . . . . . . . . . . . .  33

ARTICLE IX    CLOSING MATTERS . . . . . . . . . . . . . . . . . . . . . .  33
    Section 9.1    The Closing. . . . . . . . . . . . . . . . . . . . . .  33

ARTICLE X     INDEMNIFICATION AND REMEDIES, CONTINUING COVENANTS. . . . .  33
    Section 10.1   Agreement to Indemnify . . . . . . . . . . . . . . . .  33
    Section 10.2   HCCH Agreement to Indemnify. . . . . . . . . . . . . .  34
    Section 10.3   Survival of Representations. . . . . . . . . . . . . .  34
    Section 10.4   Procedure for Indemnification; Third Party Claims. . .  35
    Section 10.5   Appointment of Representative. . . . . . . . . . . . .  35

ARTICLE XI    MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . .  37
    Section 11.1   Further Assurances.. . . . . . . . . . . . . . . . . .  37
    Section 11.2   Fees and Expenses. . . . . . . . . . . . . . . . . . .  37
    Section 11.3   Notices. . . . . . . . . . . . . . . . . . . . . . . .  37
    Section 11.4   Governing Law. . . . . . . . . . . . . . . . . . . . .  38
    Section 11.5   Binding upon Successors and Assigns, Assignment. . . .  38
    Section 11.6   Severability . . . . . . . . . . . . . . . . . . . . .  38
    Section 11.7   Entire Agreement . . . . . . . . . . . . . . . . . . .  38
    Section 11.8   Amendment and Waivers. . . . . . . . . . . . . . . . .  38
    Section 11.9   No Waiver. . . . . . . . . . . . . . . . . . . . . . .  39
    Section 11.10  Construction of Agreement. . . . . . . . . . . . . . .  39
    Section 11.11  Counterparts . . . . . . . . . . . . . . . . . . . . .  39

                                       iii
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                              STOCK PURCHASE AGREEMENT

    THIS STOCK PURCHASE AGREEMENT (this "Agreement") is entered into as of the 31st day of July, 1997 by and among HCC Insurance Holdings, Inc., a Delaware corporation ("HCCH"), the Shareholders whose names, and share holdings are set forth on Exhibit "A" hereto and incorporated herein by this reference (collectively, the "Shareholders" or singularly, a "Shareholder") of Continental Aviation Underwriters, Inc. ("Continental") a Tennessee corporation, and Continental.

                                      RECITALS:

    A. Shareholders own all of the outstanding stock of Continental, a Company engaged in the insurance business.

    B. HCCH desires to purchase all of the outstanding stock of Continental and Shareholders desire to sell to HCCH their shares in Continental (being all of the outstanding stock of Continental) for the consideration and on the terms set forth in this Agreement.

    NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, the parties hereto do hereby agree as follows:

                                      ARTICLE I

                  SALE AND TRANSFER OF THE CONTINENTAL COMMON STOCK

    SECTION 1.1    SALE OF CONTINENTAL COMMON STOCK.

    (a) Subject to the terms and conditions of this Agreement, at the Closing hereinafter defined, Shareholders shall sell, transfer and deliver to HCCH, and HCCH shall purchase from Shareholders, all of the outstanding stock of Continental (the "Continental Common Stock").

    SECTION 1.2    PURCHASE PRICE.

    (a) At the closing, HCCH shall deliver to Shareholders the purchase price ("Purchase Price") which shall be equal to $3,318,254 to be paid, as follows:

         (i) $1,820,813 in cash (the "Crawley Cash Payment") to be transferred, by wire transfer, to the account designated by Crawley Warren
    (USA) Inc. ("Crawley") in subsection (iv) below (the "Account"), in immediately available funds;

         (ii) $976,982 in cash (the "Other Shareholder Payment" which collectively with the Crawley Cash Payment, shall hereinafter be called the "Cash Payment") to be paid to the Shareholders of Continental other than Crawley (the "Other Shareholders") as set forth on Exhibit "B" hereto and to be transferred in immediately available funds by wire transfer to the Account;

         (iii) that number of shares of HCCH Common Stock (the "Share Payment") equal to (x) $520,459 (y) divided by the HCCH Acquisition Price. The Share Payment shall be made to Kinnebrew and Saxon, as hereinafter defined, as set forth on Exhibit "B" hereto, in proportion to their shareholdings of Continental. As used herein, the HCCH Acquisition Price means the average of the closing prices of HCCH Common Stock as reported by the New York Stock Exchange ("NYSE") for the ten trading days ending three trading days before the Closing Date, hereinafter defined; and

         (iv) The Account into which the Cash Payments shall be transferred is:

              Fleet Bank of Massachusetts
              ABA Routing Number 011 000 138
              For Credit to Account of
                   Morrison Mahoney & Miller
                   Client Account - IOLTA
                   Account Number 079 676 3506

    (b) No fractional shares of HCCH Common Stock shall be issued and Kinnebrew and Saxon (hereinafter collectively called the "Other
Shareholders") shall be entitled to receive an additional cash payment equal to the fractional share of HCCH Common Stock any such Other Shareholder would otherwise be entitled to receive, multiplied by the HCCH Acquisition Price.

    SECTION 1.3    CLOSING DELIVERIES.

    At the Closing:

    (a)  Shareholders shall deliver to HCCH

         (i) certificates representing the Continental Common Stock, endorsed or transferred to HCCH, which shall transfer to HCCH good and indefeasible title to the Continental Common Stock, free and clear of all encumbrances; and

         (ii) such other documents including officers' certificates and opinions of counsel as may be required by this Agreement or reasonably requested by HCCH.

    (b)  HCCH shall

         (i) cause the Cash Payment to be transferred to the accounts designated by Shareholders in immediately available funds; and

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         (ii) deliver certificates of HCCH Common Stock in the amount of the
    Share Payment in the names and to the accounts designated by Kinnebrew and Saxon. Kinnebrew and Saxon agree and understand that such shares of HCCH Common Stock shall be unregistered and, therefore, restricted as to transfer and the share certificates shall bear an appropriate legend as set forth thereon; and

         (iii) deliver to Shareholders such other documents, including officers' certificates and opinions of counsel, as may be required by this Agreement or reasonably requested by Shareholders.


                                      ARTICLE II

                          REPRESENTATIONS AND WARRANTIES OF
                             CONTINENTAL AND SHAREHOLDERS

    Except as disclosed in a document referring specifically to this Agreement (the "Continental Disclosure Schedule") which has been delivered to HCCH on or before the date hereof, Continental and each of the Shareholders (jointly and severally) represent and warrant to HCCH as set forth below.

    SECTION 2.1 CORPORATE EXISTENCE AND POWER. Continental is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals (collectively, "Governmental Authorizations") required to carry on its business as now conducted, except such Governmental Authorizations the failure of which to have obtained would not have a Material Adverse Effect, as hereinafter defined, on Continental. Continental has delivered to HCCH true and complete copies of Continental's Articles of Incorporation and Bylaws as currently in effect. Continental is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect on Continental. For purposes of this Agreement, a "Material Adverse Effect," with respect to any person or entity (including without limitation Continental and HCCH), means a material adverse effect on the condition (financial or otherwise), business, properties, assets, liabilities (including contingent liabilities), results of operations or prospects of such person or entity and its affiliated companies and subsidiaries and/or parent corporation and/or corporations under the same stock ownership, taken as a whole; and "Material Adverse Change" means a change or a development involving a prospective change which would result in a Material Adverse Effect.

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    SECTION 2.2   AUTHORIZATION.

    (a) Each Shareholder represents and warrants that it has full right, power and authority to enter into this Agreement, the Representation Agreements to be entered into by each of them, and each of such other agreements to be entered into by them in connection with the transactions contemplated hereby and that this Agreement, the Representation Agreement, and such other agreements contemplated hereby constitute, or upon execution will constitute, valid and binding agreements of such Shareholders, enforceable against each in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws effecting the enforcement of creditors' rights generally or by general principles of equity.

    SECTION 2.3 GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by Shareholders of this Agreement, and the consummation of the transactions contemplated hereunder require no action by Continental or Shareholders or any filing by them with any governmental body, agency, official or authority other than in respect of:

    (a) compliance with any applicable requirements of the Securities Act of 1933, as amended (the "Securities Act") and the rules and regulations promulgated thereunder;

    (b) compliance with any applicable foreign or state securities or "blue sky" laws;

    (c) compliance with any requirements of any federal, state, foreign or other insurance or reinsurance or intermediaries or managing general agent laws, including licensing or other related laws;

    (d) such other filings or registrations with, or authorizations, consents or approvals of, governmental bodies, agencies, officials or authorities, the failure of which to make or obtain (i) would not reasonably be expected to have a Material Adverse Effect on Continental, or (ii) would not materially adversely affect the ability of Continental, each Shareholder or HCCH to consummate the transactions contemplated hereby and operate their businesses as heretofore operated.

    SECTION 2.4 NON-CONTRAVENTION. The execution, delivery and performance by Shareholders of this Agreement, and the consummation by Shareholders of the transactions contemplated hereby and thereby do not and will not:

    (a)  contravene or conflict with Continental's charter or bylaws;

    (b) assuming compliance with the matters referred to in Section 2.3, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Continental or Shareholders;

    (c) conflict with or result in a breach or violation of, or constitute a default under, or result in a contractual right to cause the termination or cancellation of or loss of a material

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benefit under, or right to accelerate, any material agreement, contract or other instrument binding upon Continental or any Shareholder or any material license, franchise, permit or other similar authorization held by Continental or any Shareholder; or

    (d) result in the creation or imposition of any Lien (as hereinafter defined) on any material asset of Continental,

except, with respect to clauses (b), (c) and (d) above, for contraventions, defaults, losses, Liens and other matters referred to in such clauses that in the aggregate would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Continental. For purposes of this Agreement, the term "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

    SECTION 2.5   CAPITALIZATION.

    (a) As of May 30, 1997, the authorized, issued and outstanding capital stock of Continental was 1,000 shares authorized; 131.6 shares issued and outstanding all of which outstanding shares were owned by Shareholders free of any Liens or other encumbrances.

    (b) All outstanding shares set forth in (a) above have been, or will be prior to the Closing Date, duly authorized and validly issued and are fully paid and nonassessable and free from any preemptive rights. Except as set forth in and as otherwise contemplated by this Agreement, for Continental there are outstanding (i) no shares of capital stock or other voting securities, (ii) no securities convertible into or exchangeable for shares of its capital stock or voting securities), (iii) no options or other rights to acquire, and no obligation to issue, any capital stock, voting securities or securities convertible into or exchangeable for its capital stock or other voting securities (the items in clauses (i), (ii) and (iii) being referred to collectively as the "Continental Securities"), (iv) no obligations to repurchase, redeem or otherwise acquire any of Continental Securities and (v) no contractual rights of any person or entity to include any such securities in any registration statement proposed to be filed under the Securities Act.

    SECTION 2.6   SUBSIDIARIES AND JOINT VENTURES.

    (a) For purposes of this Section 2.6, (i) "Subsidiary" means, with respect to any entity, any corporation of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned by such entity, and (ii) "Joint Venture" means, with respect to any entity, any corporation or organization (other than such entity and any Subsidiary thereof) of which such entity or any Subsidiary thereof is, directly or indirectly, the beneficial owner of 25% or more of any class of equity securities or equivalent profit participation interest.

    (b)  As of the date hereof Continental has no Subsidiaries or Joint
Ventures.

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    SECTION 2.7   CONTINENTAL FINANCIAL STATEMENTS.  Continental has
delivered to HCCH Continental's balance sheets as of December 31, 1996 (the "Balance Sheet Date") and 1995, Continental's income statements for the annual periods ended December 31, 1996 and 1995 and Continental's unaudited balance sheets and income statements for the period ending March 31, 1997 (collectively, the "Continental Financial Statements"). The Continental Financial Statements present fairly in all material respects, substantially in conformity with generally accepted accounting principles consistently applied (except as indicated in the notes thereto), the financial position of Continental as of the dates thereof and results of operations and cash flows for the periods therein indicated (subject to normal year-end adjustments in the case of any interim financial statements and the absence of certain footnotes in the case of unaudited financial statements). Continental has no material debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, that is not reflected, reserved against or disclosed in the Continental Financial Statements except for (i) those that are not required to be reported in accordance with the aforesaid accounting principles; (ii) normal or recurring liabilities incurred since December 31, 1996 in the ordinary course of business or (iii) as disclosed in the Continental Disclosure Schedule.

    SECTION 2.8 ABSENCE OF CERTAIN CHANGES. Since December 31, 1996, Continental has in all material respects conducted its business in the ordinary course and there has not been:

    (a) any Material Adverse Change with respect thereto or any event, occurrence or development of a state of circumstances or facts known to Continental, which as of the date hereof could reasonably be expected to have a Material Adverse Effect on Continental;

    (b) any declaration, setting aside or payment or any dividend or other distribution in respect of any shares of capital stock of Continental other than the declaration, setting aside or payment of dividends in accordance with its existing dividend policy or practice, which policy or practice is not inconsistent with Continental's past policy or practice;

    (c) any repurchase, redemption or other acquisition by Continental of any outstanding shares of capital stock or other securities of or other ownership interests in Continental;

    (d) any amendment of any term of any outstanding securities of Continental;

    (e) any damage, destruction or other property or casualty loss (whether or not covered by insurance) affecting the business, assets, liabilities, earnings or prospects of Continental which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Continental;

    (f) any increase in indebtedness for borrowed money or capitalized lease obligations of Continental, except in the ordinary course of business;

    (g) any sale, assignment, transfer or other disposition of any tangible or intangible asset material to the business of Continental, except in the ordinary course of business and for a fair and adequate consideration;

    (h) any amendment, termination or waiver by Continental of any right of substantial value under any agreement, contract or other written commitment to which it is a party or by which it is bound;

    (i) any material reduction in the amounts of coverage provided by existing casualty and liability insurance policies with respect to the business or properties of Continental;

    (j) other than the severance contract with Ted A. Showalter, Jr. in the amount of $10,000 ("Showalter Payment"), any (i) grant of any severance or termination pay to any director, officer or employee of Continental, (ii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of Continental, (iii) any increase in benefits payable under any existing severance or termination pay policies or employment agreements, or (iv) any increase in compensation, bonus or other benefits payable to directors, officers or employees of Continental, in each case other than in the ordinary course of business consistent with past practice;

    (k) any new or amendment to or alteration of any existing bonus, incentive, compensation, severance, stock option, stock appreciation right, pension, matching gift, profit-sharing, employee stock ownership, retirement, pension group insurance, death benefit, or other fringe benefit plan, arrangement or trust agreement adopted or implemented by Continental which would result in a material increase in cost;

    (l) any capital expenditures, capital additions or capital improvements incurred or undertaken by Continental except in the ordinary course of business; or

    (m) the entering into of any agreement by Continental or any person on behalf of Continental to take any of the foregoing actions, provided, however, that Continental shall be entitled to utilize up to $579,000 (the "Continental Permitted Payment") prior to the Closing Date for payment of the Showalter Payment, employee and management bonuses, director's fees, dividends, and management fees to Crawley.

    SECTION 2.9 NO UNDISCLOSED LIABILITIES. There are no existing liabilities of Continental of any kind whatsoever that are, individually or in the aggregate, material to Continental, other than:

    (a) liabilities disclosed or provided for in the respective financial statements as of and for the fiscal year ended December 31, 1996 (including the notes thereto) of Continental;

    (b) liabilities incurred in the ordinary course of business consistent with past practice since December 31, 1996;

    (c) liabilities under this Agreement or indicated in the Continental Disclosure Schedule.

    SECTION 2.10 LITIGATION. Other than actions, suits, proceedings, claims or investigation occurring in the ordinary course of business involving respective amounts in controversy of less than $10,000 each and $30,000 in the aggregate, there is no action, suit, proceeding, claim or to the knowledge of Continental or Shareholders, investigation pending against, nor have Continental or Shareholders received written notice of a claim threatened against Continental or any of its assets or against or involving any of its officers, directors or employees in connection with the business or affairs of Continental, including, without limitation, any such claims for indemnification arising under any agreement to which Continental is a party. Continental has not received written notice that it is subject, or in default with respect, to any writ, order, judgment, injunction or decree which could, individually or in the aggregate, have a Material Adverse Effect on Continental.

    SECTION 2.11  TAXES.

    (a) Continental (i) has filed when due (taking into account extensions) with the appropriate federal, state, local, foreign and other governmental agencies, all material tax returns, estimates and reports required to be filed by it, (ii) either paid when due and payable or established adequate reserves or otherwise accrued on the Continental's Financial Statements all material federal, state, local or foreign taxes, levies, imposts, duties, licenses and registration fees and charges of any nature whatsoever, and unemployment and social security taxes and income tax withholding, including interest and penalties thereon ("Taxes") and there are no tax deficiencies claimed in writing by any Taxing authority and received by Continental or Shareholders that, in the aggregate, would result in any tax liability in excess of the amount of the reserves or accruals and (iii) has or will establish in accordance with its normal accounting practices and procedures accruals and reserves that, in the aggregate, are adequate for the payment of all Taxes not yet due and payable and attributable to any period preceding the Effective Time. The Continental Disclosure Schedule sets forth those tax returns for all periods that to the knowledge of Continental or Shareholders, currently are the subject of audit by any federal, state, local or foreign taxing authority.

    (b) There are no material taxes, interest, penalties, assessments or deficiencies claimed in writing by any Taxing authority and received by Continental or Shareholders to be due in respect of any tax returns filed by Continental (or any predecessor corporations). Neither Continental nor any predecessor corporation, has executed or filed with the Internal Revenue Service ("IRS") or any other Taxing authority any agreement or other document extending, or having the effect of extending, the period of assessment or collection of any Taxes.

    (c) Continental is not a party to or bound by (or will prior to the Closing Date become a party to or bound by) any Tax indemnity, Tax sharing or Tax allocation agreement or other similar arrangement. Continental is not a member of an affiliated group or filed or been included in a combined, consolidated or unitary Tax return.

    SECTION 2.12  EMPLOYEE BENEFIT PLANS, ERISA.

    (a) Continental is not a party to any oral or written (i) employment, severance, collective bargaining or consulting agreement not terminable on 60 days' or less notice, (ii) agreement with any executive officer or other key employee of Continental (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Continental of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee extending for a period longer than one year, or (C) providing severance benefits or other benefits after the termination of employment of such executive officer or key employee regardless of the reason for such termination of employment, (iii) agreement, plan or arrangement under which any person may receive payments subject to the tax imposed by Section 4999 of the Code, or (iv) agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan, restricted stock plan or stock purchase plan, the benefits of which would be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

    (b)  Neither Continental nor any corporation or other entity which under
Section 4001(b) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), is under common control with Continental (a "Continental ERISA Affiliate") maintains or within the past five years has maintained, contributed to, or been obligated to contribute to, any "Employee Pension Benefit Plan" ("Pension Plan") or any "Employee Welfare Benefit Plan" ("Welfare Plan") as such terms are defined in Sections 3(2) and 3(1) respectively of ERISA, which is subject to ERISA. Each Pension Plan and Welfare Plan disclosed in the Continental Disclosure Schedule (which Plans have been heretofore delivered to HCCH) and maintained by Continental has been maintained in all material respects in compliance with their terms and all provisions of ERISA and the Code (including rules and regulations thereunder) applicable thereto.

    (c)  Continental has no Pension Plan or Welfare Plan.

    (d)  No "prohibited transaction," as defined in Section 406 of ERISA or
Section 4975 of the Code, resulting in liability to Continental or any Continental ERISA Affiliate has occurred with respect to any Pension Plan or Welfare Plan. Each of Continental or Original Shareholders has no knowledge of any breach of fiduciary responsibility under Part 4 of Title I of ERISA which has resulted in liability of Continental and Continental ERISA Affiliate, any trustee, administrator or fiduciary of any Pension Plan or Welfare Plan.

    (e) Neither Continental nor any Continental ERISA Affiliate, since January 1, 1986, has maintained or contributed to, or been obligated or required to contribute to, a "Multiemployer Plan," as such term is defined in
Section 4001(a)(3) of ERISA. Neither Continental nor any Continental ERISA Affiliate has either withdrawn, partially or completely, or instituted steps to withdraw, partially or completely, from any Multiemployer Plan nor has any event occurred which would enable a Multiemployer Plan to give notice of and demand payment of any withdrawal liability with respect to Continental or any Continental ERISA Affiliate.

    (f) There is no contract, agreement, plan or arrangement covering any employee or former employee of Continental or any Continental ERISA Affiliate that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Sections 162(a)(I) or 280G of the Code.

    (g) With respect to Continental and each Continental ERISA Affiliate, the Continental Disclosure Schedule correctly identifies each material agreement, policy, plan or other arrangement, whether written or oral, express or implied, fixed or contingent, to which Continental is a party or by which Continental or any property or asset of Continental is bound, which is or relates to a pension, option, bonus, deferred compensation, retirement, stock purchase, profit-sharing, severance pay, health, welfare, incentive, vacation, sick leave, medical disability, hospitalization, life or other insurance or fringe benefit plan, policy or arrangement.

    (h) Neither Continental nor any Continental ERISA Affiliate maintains or has maintained or contributed to any Pension Plan that is or was subject to
Section 302 of Title IV of ERISA or Section 412 of the Code. Continental has made available to HCCH, for each Pension Plan which is intended to be "qualified" within the meaning of Section 401(a) of the Code, a copy of the most recent determination letter issued by the IRS to the effect that each such Plan is so qualified and that each trust created thereunder is tax exempt under Section 501 of the Code, and Continental is unaware of any fact or circumstances that would jeopardize the qualified status of each such Pension Plan or the tax exempt status of each trust created thereunder.

    SECTION 2.13  MATERIAL AGREEMENTS.

    (a) The Continental Disclosure Schedule includes a complete and accurate list of all contracts, agreements, leases (other than Continental Property Leases, as hereinafter defined), and instruments to which Continental is a party or by which it or its properties or assets are bound which individually involve net payments or receipts in excess of $25,000 per annum, inclusive of contracts entered into with customers and suppliers in the ordinary course of business, or that pertain to employment or severance benefits for any officer, director or employee of Continental, whether written or oral, but exclusive of contracts, agreements, leases and instruments terminable without penalty upon 60 days' or less prior written notice to the other party or parties thereto (the "Material Continental Agreements").

    (b) Neither Continental nor, to the knowledge of Continental, any other party is in default under any Material Continental Agreement and no event has occurred which (after notice or lapse of time or both) would become a breach or default under, or would permit modification, cancellation, acceleration or termination of any Material Continental Agreement or result in the creation of any security interest upon, or any person obtaining any right to acquire, any properties, assets or rights of Continental, which, in any such case, has had or would reasonably be expected to have a Material Adverse Effect.

    (c) To the knowledge of Continental, each such Material Continental Agreement is in full force and effect and is valid and legally binding and there are no material unresolved disputes involving or with respect to any Material Continental Agreement. No party to a Material Continental Agreement has advised Continental or Shareholders that it intends either to terminate a Material Continental Agreement or to refuse to renew a Material Continental Agreement upon the expiration of the term thereof. No representation or warranty is made that all benefits contemplated in the Material Continental Agreements will be received.

    (d) Continental is not in violation of, or in default with respect to, any term of its Articles of Incorporation or Bylaws.

    SECTION 2.14 PROPERTIES. Continental owns no real estate, and all leases of real property to which Continental is a party or by which it is bound ("Continental Property Leases") are in full force and effect. There exists no default under such Continental Property Leases, nor any event which with notice or lapse of time or both would constitute a default thereunder, which default would have a Material Adverse Effect. All of the properties and assets which are owned by Continental are owned free and clear of any Lien, except for Liens which do not have a Material Adverse Effect.
Continental has good and indefeasible title with respect to such owned properties and assets subject to no Liens, other than those permitted under this Section 2.14, to all of the properties and assets necessary for the conduct of their business other than to the extent that the failure to have such title would not have a Material Adverse Effect.

    SECTION 2.15  ENVIRONMENTAL MATTERS.

    (a) For the purposes of this Agreement, the following terms have the following meanings:

         "Environmental Laws" shall mean any and all federal, state, local and foreign statutes, laws (including case law), regulations, ordinances, rules, judgments, orders, decrees, codes, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and governmental restrictions relating to human health, the environment or to emissions, discharges or releases of pollutants, contaminants, Hazardous Substances (as hereinafter defined) or wastes into the environment or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Substances or wastes or the clean-up or other remediation thereof.

         "Environmental Liabilities" shall mean all liabilities, whether vested or unvested, contingent or fixed, actual or potential, which (i) arise under or relate to Environmental Laws and (ii) relate to actions occurring or conditions existing on or prior to the Effective Time.

         "Hazardous Substances" shall mean any toxic, radioactive, caustic or otherwise hazardous substance, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics.

         "Regulated Activity" shall mean any generation, treatment, storage, recycling, transportation, disposal or release of any Hazardous Substances.

    (b) No notice, notification, demand, request for information, citation, summons, complaint or order has been received, no complaint has been filed, no penalty has been assessed and no investigation or review is pending, or to any such party's knowledge, has been threatened by any governmental entity or other party with respect to any (i) alleged violation of any Environmental Law, (ii) alleged failure to have any environmental permit, certificate, license, approval, registration or authorization required in connection with the conduct of its business or (iii) Regulated Activity.

    (c) Continental has no material Environmental Liabilities and there has been no release of Hazardous Substances into the environment by Continental or with respect to any of its properties which has had, or would reasonably be expected to have, a Material Adverse Effect.

    SECTION 2.16 LABOR MATTERS. Continental is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Continental, nor does it know of any activities or proceedings of any labor union to organize any such employees.

    SECTION 2.17 COMPLIANCE WITH LAWS. Except for violations which do not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, Continental has received no notice that it is in violation of, or has violated, any applicable provisions of any laws, statutes, ordinances or regulations or any term of any judgment, decree, injunction or order binding against it.

    SECTION 2.18 TRADEMARKS, TRADENAMES, ETC. Continental owns or possesses, or holds a valid right or license to use, all intellectual property, patents, trademarks, tradenames, servicemarks, copyrights and licenses (collectively "Intellectual Property"), and all rights with respect to the foregoing, necessary for the conduct of its business as now conducted, without any known conflict with the rights of others. A schedule of all Intellectual Property owned, possessed or held by Continental is contained on Continental's Disclosure Schedule.

    SECTION 2.19 SALE OF CONTINENTAL. Except as contemplated by this Agreement, there are currently no discussions to which Continental or any of the Shareholders is a party relating to

(a) the sale of any material portion of Continental's assets, (b) any merger, consolidation, liquidation, dissolution or similar transaction involving Continental whereby Continental will issue any securities or for which Continental is required to obtain the approval of its shareholders, or (c) the sale of the Continental Common Stock.

    SECTION 2.20 BROKER'S FEES. Neither Continental, Shareholders nor anyone acting on the behalf or at the request thereof has any liability to any broker, finder, investment banker or agent, or has agreed to pay any brokerage fees, finder's fees or commissions, or to reimburse any expenses of any broker, finder, investment banker or agent in connection with this Agreement.

    SECTION 2.21 INVESTMENT REPRESENTATION. The shares of HCCH Common Stock to be acquired by each of the Other Shareholders pursuant to this Agreement will be acquired solely for the account of such Other Shareholder, for investment purposes only and not with a view to the distribution thereof.
The Other Shareholders are not participating, directly or indirectly, in any distribution or transfer of such HCCH Common Stock, nor are they participating, directly or indirectly, in underwriting any such distribution of HCCH Common Stock within the meaning of the Securities Act. The Other Shareholders have such knowledge and experience in business matters that each is capable of evaluating the merits and risks of an investment in HCCH and the acquisition of the shares of HCCH Common Stock, and each is making an informed investment decision with respect thereto. The Other Shareholders have been informed by HCCH that the shares of HCCH Common Stock to be issued pursuant to this Agreement and the documents to be executed in connection herewith will not be registered under the Securities Act at the time of their issuance and may not be transferred, assigned or otherwise disposed of absent registration under the Securities Act or availability of an appropriate exemption therefrom. The Other Shareholders have further been informed that HCCH will be under no obligation to register the shares of HCCH Common Stock under the Securities Act or to take any steps to assist the Other Shareholders to comply with any applicable exemption under the Securities Act with respect to the shares of HCCH Common Stock; provided, however, HCCH shall promptly approve the Other Shareholder's pledge of its HCCH Common Stock to any national bank having three or more bank locations or state bank chartered in the State of Tennessee having a minimum deposits of $50,000,000.

                                     ARTICLE III

                        REPRESENTATIONS AND WARRANTIES OF HCCH

    Except as disclosed in a document referring specifically to this Agreement or in a document, exhibit, or appendix filed with the Securities and Exchange Commission ("SEC") which has been filed on or before the date hereof, (collectively referred to herein as the "HCCH Disclosure Schedule") which has been made available to Shareholders on or before the date hereof, HCCH represents and warrants to Shareholders (it being agreed that the disclosure on the HCCH Disclosure Schedule of the existence of any document or fact or circumstance or situation relating to any representation, warranty, covenant or agreement in any section of this Agreement shall be automatically deemed to be disclosure of such document or fact or circumstance or situation for purposes of all other representations, warranties, covenants and agreements in this Agreement):

    SECTION 3.1 CORPORATE EXISTENCE AND POWER. HCCH and each of its Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of the state of its incorporation. Each of HCCH and each of its Subsidiaries has all corporate powers and all material Governmental Authorizations required to carry on its business as now conducted, except such Governmental Authorizations the failure of which to have obtained would not have a Material Adverse Effect on HCCH. HCCH and each of its Subsidiaries is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect on HCCH. HCCH has delivered to Continental true and complete copies of HCCH's Certificate of Incorporation and Bylaws, as currently in effect.

    SECTION 3.2 CORPORATE AUTHORIZATION. The execution, delivery and performance by HCCH of this Agreement, and the consummation by HCCH of the transactions contemplated hereby are within the corporate powers of HCCH and have been duly authorized by all necessary corporate action. This Agreement constitutes, or upon execution will constitute, valid and binding agreements of HCCH enforceable in each case in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally or by general principles of equity.

    SECTION 3.3 GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by HCCH of this Agreement, require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than:

    (a) compliance with any applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder;

    (b) compliance with any applicable requirements of the Securities Act and the rules and regulations promulgated thereunder;

    (c) compliance with any applicable foreign or state securities or "blue sky" laws and the rules and regulations of the NYSE;

    (d) compliance with any applicable requirements of any insurance regulatory agency having authority over HCCH and its Subsidiaries; and

    (e) such other filings or registrations with, or authorizations, consents or approvals of, governmental bodies, agencies, officials or authorities, the failure of which to make or obtain (i) would not reasonably be expected to have a Material Adverse Effect on HCCH or (ii) would not materially adversely affect the ability of Continental or HCCH to consummate the transactions contemplated hereby and operate their businesses as heretofore operated.

    SECTION 3.4 NON-CONTRAVENTION. The execution, delivery and performance by HCCH of this Agreement and the consummation by HCCH of the transactions contemplated hereby and thereby do not and will not:

    (a) contravene or conflict with the Certificate of Incorporation, or Bylaws of HCCH;

    (b) assuming compliance with the matters referred to in Section 3.3, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to HCCH or any Subsidiary of HCCH;

    (c) conflict with or result in a breach or violation of, or constitute a default under, or result in a contractual right to cause the termination or cancellation of or loss of a material benefit under, or right to accelerate, any material agreement, contract or other instrument binding upon HCCH or any other Subsidiary of HCCH or any material license, franchise, permit or other similar authorization held by HCCH or any Subsidiary of HCCH; or

    (d) result in the creation or imposition of any Lien on any material asset of HCCH or any Subsidiary of HCCH,

except, with respect to clauses (b), (c) and (d) above, for contraventions, defaults, losses, Liens and other matters referred to in such clauses that in the aggregate would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on HCCH.

    SECTION 3.5  CAPITALIZATION OF HCCH.

    (a) The authorized capital stock of HCCH consists of 100,000,000 shares of HCCH Common Stock. As of March 31, 1997, there were 36,168,185 shares of HCCH Common Stock issued and outstanding. All outstanding shares of HCCH Common Stock have been duly authorized and validly issued and are fully paid and nonassessable and free from any preemptive rights. Except as set forth in this Section and as otherwise contemplated by this Agreement and except as disclosed in public filings made by HCCH with the SEC prior to the Closing Date or on the HCCH Disclosure Schedule and except for changes since December 31, 1996 resulting from the exercise of employee and director stock options or resulting from other mergers, acquisitions or purchases, there are outstanding (i) no shares of capital stock or other voting securities of HCCH, (ii) no securities of HCCH convertible into or exchangeable for shares of capital stock or voting securities of HCCH and (iii) no options or other rights to acquire from HCCH, and no obligation of HCCH to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or other voting securities of HCCH (the items in clauses (i), (ii) and (iii) being referred to collectively as the "HCCH Securities"). There are no outstanding obligations of HCCH or any of its Subsidiaries to repurchase, redeem or otherwise acquire any HCCH Securities.

    (b) All shares of HCCH Common Stock issued to Shareholders shall, upon issuance, be fully paid, validly issued and nonassessable.

    SECTION 3.6  SUBSIDIARIES.

    (a) Each HCCH Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all corporate powers and all material Governmental Authorizations required to carry on its business as now conducted, except such Governmental Authorizations the failure of which to have obtained would not have a Material Adverse Effect on HCCH, and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by HCCH, or the nature of its activities make such qualification necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on HCCH. All Subsidiaries and Joint Ventures material to the business of HCCH ("Material HCCH Subsidiaries") and their respective jurisdictions of incorporation or organization and HCCH's ownership interest therein are identified in the HCCH Disclosure Schedule. Other than its investments in its Subsidiaries and Joint Ventures, and shares of stock in publicly held companies aggregating less than 10% of such public company's outstanding stock, HCCH does not own, directly or indirectly, any outstanding capital stock or equity interest in any corporation, partnership, Joint Venture or other entity.

    (b) All of the outstanding capital stock of, or other ownership interests in, each Material HCCH Subsidiary that is owned by HCCH, is owned by HCCH, directly or indirectly, free and clear of any material Lien and free of any other material limitation or restriction on its rights as owner thereof (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests), other than those imposed by applicable law. There are no existing options, calls or commitments of any character relating to the issued or unissued capital stock or other securities or equity interests (collectively, "HCCH Subsidiary Securities") of any HCCH Subsidiary.

    SECTION 3.7  SEC FILINGS.

    (a) HCCH has since October 28, 1992 filed all forms, proxy statements, schedules, reports and other documents required to be filed by it with the SEC pursuant to the Exchange Act.

    (b) HCCH has made available, and will promptly make available in the case of any of the following filed with the SEC on or after the date hereof and prior to the Closing Date, to Continental:

         (i) its annual reports on Form 10-K for its fiscal years ended December 31, 1996, 1995 and 1994;

         (ii) any current reports on Form 8-K since January 1, 1997 and its proxy or information statements relating to meetings of, or actions taken without a meeting by, the shareholders of HCCH held since January 1, 1997; and

         (iii) all of its other reports, including reports on Form 10-Q, statements, schedules and registration statements filed with the SEC since December 31, 1996. None of HCCH's Subsidiaries is required to file any forms, reports or other documents with the SEC.

    (c) As of its filing date, no such report or statement filed pursuant to the Exchange Act contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

    (d) No registration statement filed pursuant to the Securities Act, if declared effective by the SEC, as of the date such statement or amendment became effective, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

    SECTION 3.8 FINANCIAL STATEMENTS. The audited consolidated financial statements of HCCH included in its annual reports on Form 10-K and the unaudited financial statements of HCCH included in its quarterly reports on Form 10-Q referred to in Section 3.7 present fairly, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of HCCH and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any interim financial statements). For purposes of this Agreement, "HCCH Balance Sheet" means the consolidated balance sheet of HCCH as of December 31, 1996, and the notes thereto, contained in HCCH's annual report on Form 10-K filed with the SEC, and "HCCH Balance Sheet Date" means December 31, 1996.

    SECTION 3.9 ABSENCE OF CERTAIN CHANGES. Except as disclosed in the HCCH Disclosure Schedule, since the HCCH Balance Sheet Date, HCCH and each of its Subsidiaries have in all material respects conducted their business in the ordinary course and there has not been:

    (a) any Material Adverse Change with respect to HCCH or any event, occurrence or development of a state of circumstances or facts known to HCCH, which as of the date hereof could reasonably be expected to have a Material Adverse Effect on HCCH;

    (b)  any amendment of any material term of any outstanding HCCH
Securities;

    (c) the entering into of any agreement by HCCH or any person on behalf of HCCH to take any of the foregoing actions.

    SECTION 3.10 NO UNDISCLOSED LIABILITIES. There are no liabilities of HCCH or any of its Subsidiaries of any kind whatsoever that are, individually or in the aggregate, material to HCCH and its Subsidiaries, taken as a whole, other than:

    (a) liabilities disclosed or provided for in the HCCH Balance Sheet (including the notes thereto);

    (b) liabilities incurred in the ordinary course of business consistent with past practice since the HCCH Balance Sheet Date; and

    (c) liabilities under this Agreement or as indicated in the HCCH Disclosure Schedule.

    SECTION 3.11 LITIGATION. Other than actions, suits, proceedings, claims or investigations occurring in the ordinary course of business or such actions, suits, proceedings, claims or investigations involving respective amounts in controversy of less than $100,000 each, there is no action, suit, proceeding, claim or investigation pending or, to the knowledge of HCCH, overtly threatened, against HCCH or any of its Subsidiaries or any of their assets or against or involving any of its officers, directors or employees in connection with the business or affairs of HCCH, including, without limitation, any such claims for indemnification arising under any agreement to which HCCH or any of its Subsidiaries is a party, which could, individually or in the aggregate, have a Material Adverse Effect on HCCH. HCCH and each of its Subsidiaries are not subject to or in default with respect to any writ, order, judgment, injunction or decree which could, individually or in the aggregate, have a Material Adverse Effect on HCCH.

    SECTION 3.12 TAXES.

    (a) HCCH and each of its Subsidiaries (i) has filed when due (taking into account extensions) with the appropriate federal, state, local, foreign and other governmental agencies, all material tax returns, estimates and reports required to be filed by it, (ii) either paid when due and payable or established adequate reserves or otherwise accrued on the HCCH Balance Sheet all material Taxes, and there are no tax deficiencies claimed in writing by any Taxing authority and received by HCCH that, in the aggregate, would result in any tax liability in excess of the amount of the reserves or accruals, and (iii) has or will establish in accordance with its normal accounting practices and procedures accruals and reserves that, in the aggregate, are adequate for the payment of all Taxes not yet due and payable and attributable to any period preceding the Effective Time. The HCCH Disclosure Schedule sets forth those tax returns of HCCH (or any predecessor entities) for all periods that currently are the subject of audit by any federal, state, local or foreign taxing authority.

    (b) There are no material taxes, interest, penalties, assessments or deficiencies claimed in writing by any taxing authority and received by HCCH or any of its Subsidiaries to be due in respect of any tax returns filed by HCCH (or any predecessor corporations) or any of its Subsidiaries. Neither HCCH nor any predecessor corporation, nor any of their respective Subsidiaries, has executed or filed with the IRS or any other Taxing authority any agreement or other document extending, or having the effect of extending, the period of assessment or collection of any Taxes.

    (c) HCCH is not a party to or bound by (or will prior to the Closing Date become a party to or bound by) any Tax indemnity, Tax sharing or Tax allocation agreement or other similar arrangement which includes a party other than HCCH and its Subsidiaries. Neither HCCH nor any of its Subsidiaries has been a member of an affiliated group other than one of which HCCH was the common parent, or filed or been included in a combined, consolidated or unitary Tax return other than one filed by HCCH (or a return for a group consisting solely of its Subsidiaries and predecessors).

    SECTION 3.13 EMPLOYEE BENEFIT PLANS; ERISA.

    (a) Each Pension Plan and Welfare Plan maintained by HCCH has been maintained in all material respects in compliance with their terms and all provisions of ERISA and the Code (including rules and regulations thereunder) applicable thereto.

    (b) HCCH has made available to Continental for each Pension Plan which is intended to be "qualified" within the meaning of Section 401(a) of the Code, a copy of the most recent determination letter issued by the IRS to the effect that each such Plan is so qualified and that each trust created thereunder is tax exempt under Section 501 of the Code, and HCCH is unaware of any fact or circumstances that would jeopardize the qualified status of each such Pension Plan or the tax exempt status of each trust created thereunder.

    (c) To the knowledge of HCCH, no Pension Plan or Welfare Plan is currently subject to an audit or other investigation by the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation or any other governmental agency or office nor are any such Plans subject to any lawsuits or legal proceedings of any kind or to any material pending disputed claims by employees or beneficiaries covered under any such Plan or by any other parties.

    (d)  No "prohibited transaction," as defined in Section 406 of ERISA or
Section 4975 of the Code, resulting in liability to HCCH or any HCCH ERISA Affiliate has occurred with respect to any Pension Plan or Welfare Plan. HCCH has no knowledge of any breach of fiduciary responsibility under Part 4 of Title I of ERISA which has resulted in liability of HCCH, any HCCH ERISA Affiliate, any trustee, administrator or fiduciary of any Pension Plan or Welfare Plan.

    (e) Neither HCCH nor any HCCH ERISA Affiliate, since January 1, 1986, has maintained or contributed to, or been obligated or required to contribute to, a "Multiemployer Plan," as such term is defined in Section 4001(a)(3) of ERISA. Neither HCCH nor any HCCH ERISA Affiliate has either withdrawn, partially or completely, or instituted steps to withdraw, partially or completely, from any Multiemployer Plan nor has any event occurred which would enable a Multiemployer Plan to give notice of and demand payment of any withdrawal liability with respect to HCCH or any HCCH ERISA Affiliate.

    (f) With respect to HCCH and each HCCH ERISA Affiliate, the HCCH Disclosure Schedule correctly identifies each material agreement, policy, plan or other arrangement, whether written or oral, express or implied, fixed or contingent, to which HCCH is a party or by which HCCH or any property or asset of HCCH is bound, which is or relates to a pension, option, bonus, deferred compensation, retirement, stock purchase, profit-sharing, severance pay, health, welfare, incentive, vacation, sick leave, medical disability, hospitalization, life or other insurance or fringe benefit plan, policy or arrangement.

    SECTION 3.14 MATERIAL AGREEMENTS.

    (a) HCCH has disclosed either in its Disclosure Schedule or in filings with the SEC a complete and accurate list of all contracts, agreements, leases (other than HCCH Property Leases, as hereinafter defined) and instruments to which HCCH or any of its Subsidiaries is a party or by which it or its properties or assets are bound which individually involve net payments or receipts in excess of $10,000,000 per annum, inclusive of contracts that pertain to employment or severance benefits for any officer, director or employee of HCCH, whether written or oral, but exclusive of contracts entered into with customers and suppliers in the ordinary course of business or contracts, agreements, leases and instruments terminable without penalty by HCCH upon 60 days or less prior written notice to the other party or parties thereto (the "Material HCCH Agreements").

    (b) Neither HCCH, any HCCH Subsidiary, nor, to the knowledge of HCCH, any other party is in default under any Material HCCH Agreement and no event has occurred which (after notice or lapse of time or both) would become a breach or default under, or would permit modification, cancellation, acceleration or termination of any Material HCCH Agreement or result in the creation of any security interest upon, or any person obtaining any right to acquire, any properties, assets or rights of HCCH which, in any such case, has had or would reasonably be expected to have a Material Adverse Effect on HCCH.

    (c) To the knowledge of HCCH, each such Material HCCH Agreement is in full force and effect and is valid and legally binding and there are no material unresolved disputes involving or with respect to any Material HCCH Agreement. No party to a Material HCCH Agreement has advised HCCH or any of its Subsidiaries that it intends either to terminate a Material HCCH Agreement or to refuse to renew a Material HCCH Agreement upon the expiration of the term thereof.

    (d) Each of HCCH, and each HCCH Subsidiary is not in violation of, or in default with respect to, any term of its Certificate of Incorporation or Bylaws.

    SECTION 3.15 PROPERTIES. To the knowledge of HCCH, all leases of real property to which HCCH or any of its Subsidiaries is a party or by which it or any of its Subsidiaries is bound ("HCCH Property Leases") which are material to the business of HCCH and its Subsidiaries taken as a whole are in full force and effect. To the knowledge of HCCH, there exists no default under such HCCH Property Leases, nor any event which with notice or lapse of time or both would constitute a default thereunder by HCCH or any of its Subsidiaries, which default would have a Material Adverse Effect on HCCH.
All of the properties and assets which are owned by HCCH and each of its Subsidiaries are owned by each of them, respectively, free and clear of any Lien, except for Liens which do not have a Material Adverse Effect on HCCH. HCCH and each of its Subsidiaries have good and indefeasible title with respect to such owned properties and assets subject to no Liens, other than those permitted under this Section 3.15, to all of the properties and assets necessary for the conduct of their business other than to the extent that the failure to have such title would not have a Material Adverse Effect on HCCH.

    SECTION 3.16 ENVIRONMENTAL MATTERS.

    (a) To the knowledge of HCCH, no notice, notification, demand, request for information, citation, summons, complaint or order has been received, no complaint has been filed, no penalty has been assessed and no investigation or review is pending, or to HCCH's knowledge, has been threatened by any governmental entity or other party with respect to any (i) alleged violation by HCCH or any of its Subsidiaries of any Environmental Law, (ii) alleged failure by HCCH or any such Subsidiary to have any environmental permit, certificate, license, approval, registration or authorization required in connection with the conduct of its business or (iii) Regulated Activity.

    (b) To the knowledge of HCCH, neither HCCH nor any of its Subsidiaries has any material Environmental Liabilities and there has been no release of Hazardous Substances into the environment by HCCH or any such Subsidiary or with respect to any of their respective properties which has had, or would be reasonably expected to have, a Material Adverse Effect on HCCH.

    SECTION 3.17 LABOR MATTERS.   Neither HCCH nor any of its Subsidiaries is
a party to any collective bargaining agreement or other labor union contract applicable to persons employed by HCCH or any such Subsidiary, nor do the executive officers of HCCH know of any activities or proceedings of any labor union to organize any such employees.

    SECTION 3.18 COMPLIANCE WITH LAWS. Except for violations which do not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on HCCH, neither HCCH nor any of its Subsidiaries is in violation of, or has violated, any applicable provisions of any laws, statutes, ordinances or regulations or any term of any judgment, decree, injunction or order binding against it.

    SECTION 3.19 TRADEMARKS, TRADENAMES, ETC. HCCH owns or possesses, or holds a valid right or license to use, all intellectual property, patents, trademarks, tradenames, servicemarks, copyrights and licenses, and all rights with respect to the foregoing, necessary for the conduct of its business as now conducted, without any known conflict with the rights of others.

    SECTION 3.20 BROKER'S FEES. Neither HCCH, nor anyone acting on the behalf or at the request thereof has any liability to any broker, finder, investment banker or agent, or has agreed to pay any brokerage fees, finder's fees or commissions, or to reimburse any expenses of any broker, finder, investment banker or agent in connection with the transactions contemplated by this Agreement.

                                      ARTICLE IV

                      COVENANTS OF CONTINENTAL AND SHAREHOLDERS

    From the date hereof until the occurrence of the earlier of (i) the Effective Time or (ii) termination of this Agreement pursuant to Section 8.1 hereof, Continental and each of the Shareholders agree that, other than utilization of the Continental Permitted Payment:

    SECTION 4.1 CONDUCT OF CONTINENTAL. Continental shall in all material respects conduct its business in the ordinary course. Without limiting the generality of the foregoing, from the date hereof until the Effective Time, except as contemplated by this Agreement:

    (a) Continental will not adopt or propose any change in its Articles of Incorporation or Bylaws;

    (b) Continental will not enter into or amend any employment agreements (oral or written) or increase the compensation payable or to become payable by it to any of its officers, directors, or consultants over the amount payable as of December 31, 1996, or increase the compensation payable to any other employees (other than (i) increases in the ordinary course of business which are not in the aggregate material, or (ii) pursuant to plans disclosed in Continental Disclosure Schedule), or adopt or amend any employee benefit plan or arrangement (oral or written);

    (c)  Continental will not issue any Continental Securities;

    (d) Continental will keep in full force and effect any existing directors' and officers' liability insurance and will not modify or reduce the coverage thereunder;

    (e) Continental will not pay any dividend or make any other distribution to holders of its capital stock nor redeem or otherwise acquire any Continental Securities;

    (f) Continental will not, directly or indirectly, dispose of or acquire any material properties or assets except in the ordinary course of business;

    (g) Continental will not incur any additional indebtedness for borrowed money except pursuant to existing arrangements which have been disclosed to HCCH prior to the date hereof;

    (h) Continental will not amend or change the period of exercisability or accelerate the exercisability of any outstanding options or warrants to acquire shares of capital stock, or accelerate, amend or change the vesting period of any outstanding restricted stock;

    (i) Continental will not (i) change accounting methods except as necessitated by changes which Continental is required to make in order to prepare its federal, state and local tax returns; (ii) amend or terminate any contract, agreement or license to which it is a party (except pursuant to arrangements previously disclosed in writing to HCCH or disclosed in the Continental Disclosure Schedule) except those amended or terminated in the ordinary course of business, consistent with past practices, or involving changes which are not materially adverse in amount or effect to Continental individually or taken as a whole; (iii) lend any amount to any person or entity, other than advances for travel and expenses which are incurred in the ordinary course of business consistent with past practices, and which are not material in amount to Continental taken as a whole, which travel and expenses shall be documented by receipts for the claimed amounts; (iv) enter into any guarantee or suretyship for any obligation except for the endorsements of checks and other negotiable instruments in ordinary course of business, consistent with past practice; (v) waive or release any material right or claim except in the ordinary course of business, consistent with past practice; (vi) issue or sell any shares of its capital stock of any class or any other of its securities, or issue or create any warrants, obligations, subscriptions, options, convertible securities, stock appreciation rights or other commitments to issue shares of capital stock, or take any action other than this transaction to accelerate the vesting of any outstanding option or other security (except pursuant to existing arrangements disclosed in writing to HCCH before the date of this agreement); (vii) merge, consolidate or reorganize with or acquire any entity; (viii) agree to any audit assessment by any tax authority or file any federal or state income or franchise tax return unless copies of such returns have been delivered to HCCH for its review prior to such agreement or filing; and (ix) terminate the employment of any key executive employee; and

    (j) Continental and Shareholders will not, directly or indirectly, agree or commit to do any of the foregoing.

    SECTION 4.2 ACCESS TO FINANCIAL AND OPERATIONAL INFORMATION. Continental and Shareholders will give HCCH, its counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours to their offices, properties, books and records, will furnish to HCCH, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data as such persons may reasonably request and will instruct its employees, counsel and financial advisors to cooperate with HCCH in its investigation of the business of Continental and in the planning for the combination of the businesses of Continental and HCCH following the consummation of the transactions contemplated by this Agreement; PROVIDED that no investigation pursuant to this Section shall affect any representation or warranty given hereunder. In addition, following the public announcement of this Agreement or the transactions contemplated hereby, Continental will cooperate in arranging joint meetings among representatives of Continental and HCCH and persons with whom they maintain business relationships.

    SECTION 4.3   OTHER OFFERS.

    (a) Continental and Shareholders will not, directly or indirectly, (i) take any action to solicit, initiate or discuss any Acquisition Proposal (as hereinafter defined), or (ii) engage in negotiations with, or disclose any nonpublic information relating to, Continental or afford access to the properties, books or records of Continental to, any person or entity that may be considering making, or has made, an Acquisition Proposal. To the extent that Continental or any of their respective officers, directors, employees or other agents, or Shareholders are currently involved in any discussions with respect to any Acquisition Proposal or contemplated or proposed Acquisition Proposal, Continental, and Shareholders shall terminate, and shall use their best efforts to cause, where applicable, their respective officers, directors, employees or other agents to terminate, such discussions immediately. The term "Acquisition Proposal" as used herein means any offer or proposal for, or any indication of interest in, a merger or other business combination involving Continental or the acquisition of any equity interest in, or a substantial portion of the assets of, Continental other than the transactions contemplated by this Agreement.

    SECTION 4.4 MAINTENANCE OF BUSINESS. Continental will use its reasonable best efforts to carry on its business, keep available the services of its officers and employees and preserve its relationships with those of its customers, agents, suppliers, licensors and others having business relationships with it that are material to its business in substantially the same manner as it has prior to the date hereof. If Continental becomes aware of a material deterioration or facts which are likely to result in a material deterioration in the relationship with any customers, supplier, licensor or others having business relationships with it, it will promptly in writing bring such information to the attention of the HCCH in writing.

    SECTION 4.5 COMPLIANCE WITH OBLIGATIONS. Continental shall use its reasonable best efforts to comply in all material respects with (i) all applicable federal, state, local and foreign laws, rules and regulations,
(ii) all material agreements and obligations, including its respective charter and bylaws, by which it, its properties or its assets may be bound, and (iii) all decrees, orders, writs, injunctions, judgments, statutes, rules and regulations applicable to Continental and its respective properties or assets.

    SECTION 4.6 NOTICES OF CERTAIN EVENTS. Continental shall, upon obtaining knowledge of any of the following, promptly notify HCCH of:

    (a) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with this Agreement,

    (b) any notice or other communication from any governmental or regulatory agency or authority in connection with this Agreement, and

    (c) any actions, suits, claims, investigations or other judicial proceedings commenced or threatened against Continental which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant hereto or which relate to the consummation of transactions contemplated by this Agreement.

    SECTION 4.7 REPRESENTATION AGREEMENT. Shareholders shall deliver to HCCH simultaneously with the execution of this Agreement, a written agreement from each of the Shareholders in form and substance reasonably satisfactory to HCCH relating to their intent to hold any HCCH Common Stock acquired pursuant to this Agreement for investment purposes.

    SECTION 4.8 NECESSARY CONSENTS. Continental shall use its reasonable best efforts to obtain such written consent and take such other actions as may be necessary or appropriate for Continental to facilitate and allow the consummation of the transactions provided for herein and to facilitate and allow HCCH to carry on the acquired business after the Closing Date (as defined in Section 9.1 hereof).

    SECTION 4.9 REGULATORY APPROVAL. Continental, and, where required pursuant to the rules or regulations of any regulatory agency, Shareholders, will execute and file, or join in the execution and filing, with any application or other document that may be necessary in order to obtain the authorization, approval or consent of any governmental body, federal, state, local or foreign which may be reasonably required, or which HCCH may reasonably request, in connection with the consummation of the transaction provided for in this Agreement. Continental and Shareholders, will use reasonable best efforts to obtain or assist HCCH in obtaining all such authorizations, approvals and consents.

    SECTION 4.10 SATISFACTION OF CONDITIONS PRECEDENT. Continental and Shareholders shall use their reasonable best efforts to cause the transactions provided for in this Agreement to be consummated, and, without limiting the generality of the foregoing to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties that may be necessary or reasonably required on its part in order to effect the transactions provided for herein.

                                      ARTICLE V

                                  COVENANTS OF HCCH

    From the date hereof until the occurrence of the earlier of (i) the Effective Time or (ii) the termination of this Agreement pursuant to Section
8.1 hereof, HCCH agrees that, except as otherwise permitted with the written consent of Shareholders, which consent shall not be unreasonably withheld:

    SECTION 5.1 CONDUCT OF HCCH. HCCH and its Subsidiaries shall in all material respects conduct their business in the ordinary course PROVIDED, HOWEVER, THAT nothing in this Agreement shall be construed to prohibit or otherwise restrain HCCH in any manner from acquiring other businesses or substantially all of the assets thereof. Without limiting the generality of the foregoing, from the date hereof until the Effective Time, except as contemplated hereby or previously disclosed by HCCH to Shareholders in writing:

    (a) HCCH will not adopt or propose any change in its Certificate of Incorporation or Bylaws;

    (b) HCCH will not take any action that would result in a failure to maintain the trading of HCCH Common Stock on the NYSE; and

    (c) HCCH will not, and will not permit any of its Subsidiaries to, agree or commit to do any of the foregoing.

    SECTION 5.2 LISTING OF HCCH COMMON STOCK. HCCH shall cause the shares of HCCH Common Stock to be issued hereunder to be approved for listing on the NYSE within sixty days of the Effective Time.

    SECTION 5.3 ACCESS TO INFORMATION. HCCH will furnish promptly to Shareholders copies of all reports, schedules, registration statements, correspondence and other documents filed with or delivered to the SEC, PROVIDED that no investigation pursuant to this Section shall affect any representation or warranty given by HCCH to Shareholders hereunder. In addition, if requested by Shareholders following the public announcement of this Agreement, HCCH will cooperate in arranging joint meetings among representatives of HCCH and Continental and persons with whom HCCH maintains business relationships. All requests for information made pursuant to this Section shall be directed to the President of HCCH or such person as may be designated by him in writing.

    SECTION 5.4 MAINTENANCE OF BUSINESS. HCCH will use its reasonable efforts to carry on its business, keep available the services of its officers and employees and preserve its relationships with those of its customers, suppliers, licensors and others having business relationships with it that are material to its business in substantially the same manner as it has prior to the date hereof. If HCCH becomes aware of a material deterioration or facts which are likely to result in a material deterioration in the relationship with any material customer, supplier, licensor or others having business relationships with it, it will promptly bring such information to the attention of Continental in writing.

    SECTION 5.5 COMPLIANCE WITH OBLIGATIONS. HCCH and its Subsidiaries shall each use its reasonable best efforts to comply in all material respects with (i) all applicable federal, state, local and foreign laws, rules and regulations, (ii) all material agreements and obligations, including its respective charter and bylaws, by which it, its properties or its assets may be bound, and (iii) all decrees, orders, writs, injunctions, judgments, statutes, rules and regulations applicable to HCCH and its Subsidiaries and their respective properties or assets; except to the extent that the failure to comply with matters in clauses (i), (ii) and (iii) would not have a Material Adverse Effect on HCCH.

    SECTION 5.6 NOTICES OF CERTAIN EVENTS. HCCH shall, upon obtaining knowledge of any of the following, promptly notify Shareholders of:

    (a) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with this Agreement;

    (b) any notice or other communication from any governmental or regulatory agency or authority in connection with this Agreement; and

    (c) any actions, suits, claims, investigations or other judicial proceedings commenced or threatened against HCCH or any of its Subsidiaries which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.11 or which relate to the consummation of the transactions contemplated by this Agreement.

    SECTION 5.7 EMPLOYEE MATTERS. HCCH agrees that all employees of Continental that remain employed after the Effective Time shall, within a reasonable time following the Effective Time, be entitled to receive the same benefits to which other employees of HCCH are entitled to receive and shall be entitled to participate in HCCH's Employee Benefit Plan provided such employees have satisfied the plan's eligibility requirements.

                                      ARTICLE VI

                   COVENANTS OF HCCH, SHAREHOLDERS AND CONTINENTAL

    From the date hereof until the occurrence of the earlier of (i) the Effective Time or (ii) termination of this Agreement pursuant to Section 8.1 hereof, each of the Shareholders, Continental and HCCH agree that:

    SECTION 6.1 ADVICE OF CHANGES. Each will promptly advise the others in writing (i) of any event known to any of its executive officers or Shareholders occurring subsequent to the date of this Agreement that in its or their reasonable judgment renders any representation or warranty of such party contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue, inaccurate or misleading in any material respect and (ii) of any Material Adverse Change in the business condition of the party.

    SECTION 6.2 REGULATORY APPROVALS. Each shall execute and file, or join in the execution and filing of, any application or other document that may be necessary in order to obtain the authorization, approval or consent of any governmental body, federal, state, local or foreign, which may be requested in connection with the consummation of the transactions contemplated by this Agreement. Each shall use its reasonable best efforts to obtain all such authorizations, approvals and consents.

    SECTION 6.3 CERTAIN FILINGS. Shareholders and HCCH shall cooperate with one another:

    (a) in determining whether any action by or in respect of, or filing with, any governmental body, agency or official, or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement; and

    (b) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

    SECTION 6.4 COMMUNICATIONS. Neither Shareholders, Continental nor HCCH will furnish any communication outside of their respective companies, if the subject matter thereof relates to the transactions contemplated by this Agreement and is not in the ordinary course of business, without the prior approval of the other of them as to the content thereof, which approval shall not be unreasonably withheld; PROVIDED that the foregoing shall not be deemed to prohibit any disclosure required by any applicable law or rule of the NYSE.

    SECTION 6.5 SATISFACTION OF CONDITIONS PRECEDENT. HCCH, Continental and Shareholders will each use its reasonable best efforts to satisfy or cause to be satisfied all the conditions precedent that are applicable to each of them, and to cause the transactions contemplated by this Agreement to be consummated, and, without limiting the generality of the foregoing, to obtain all material consents and authorizations of third parties and to make filings with, and give all notices to, third parties that may be necessary or reasonably required on its part in order to effect the transactions contemplated hereby.

    SECTION 6.6 TAX COOPERATION. HCCH, Continental and Shareholders shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes or fees which become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time.

    SECTION 6.7 CONFIDENTIALITY. Between the date of this Agreement and the Closing Date, each party, and Continental, will maintain in confidence, and cause its directors, officers, employees, agents, and advisors to maintain in confidence, and not use to the detriment of another party, any written or oral or other information obtained in confidence from another party or Continental in connection with this Agreement or the transactions contemplated hereby unless such information is already known to such party or to others not bound by a duty of confidentiality or unless such information becomes publicly available through no fault of such party, unless the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the transaction contemplated hereby or unless the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings.

    If the transactions contemplated by this Agreement are not consummated, each party will return or destroy as much of such written information as may be reasonably requested. Whether or not the Closing takes place, Shareholders waives, and will upon request cause Continental to waive, any cause of action, right or claim arising out of the access of HCCH or its representatives to any trade secrets or other confidential information of Continental except for the intentional competitive misuse by HCCH of such trade secrets or confidential information.

                                     ARTICLE VII

                                CONDITIONS TO CLOSING

    SECTION 7.1 CONDITIONS TO OBLIGATIONS OF HCCH. The obligations of HCCH hereunder are subject to the fulfillment or satisfaction, on and as of the Closing Date, of each of the following conditions (any one or more of which may be waived by HCCH, but only in a writing signed by HCCH):

    (a) The representations and warranties of Continental and Shareholders contained in Article III remain true and accurate in all material respects on and as of the Closing Date with the same force and effect as if they had been made on the Closing Date (except to the extent a representation or warranty speaks specifically as of an earlier date and except for changes contemplated by this Agreement) and Continental and Shareholders shall have provided HCCH with a certificate executed by the President and the Chief Financial Officer of the corporation or individually, as the case may be, dated as of the Closing Date, to such effect.

    (b) Continental and Shareholders shall have performed and complied in all material respects with all of the covenants contained herein on or before the Closing Date, and HCCH shall receive a certificate to such effect signed by the President and Chief Financial Officer of the corporation or individually, as the case may be.

    (c) Except as set forth in the Continental Disclosure Schedule, there shall have been no Material Adverse Change in Continental since December 31, 1996.

    (d) HCCH shall have received from (i) each person or entity it deems necessary or desirable a duly executed Investment Letter and (ii)
Shareholders, the written agreement contemplated to be entered into by such person pursuant to Section 4.7 and such agreements shall remain in full force and effect.

    (e) All written consents, assignments, waivers or authorizations, other than Governmental Authorizations, that are required as a result of the transaction contemplated by this Agreement for the continuation in full force and effect of any material contracts or leases of Continental shall have been obtained.

    (f) HCCH shall have received the opinion of counsel to Continental and Shareholders in form and substance satisfactory to HCCH.

    (g) All underwriting agreements of Continental in force on the date hereof shall be in force on the Closing Date, except for such agreements which have been replaced with agreements of similar like and kind or any agreements with Reliance Insurance Company or any affiliate thereof.

    (h) E. R. ("Butch") Kinnebrew, III ("Kinnebrew") shall be alive and not, in any way, Disabled. For purposes of this Agreement, Kinnebrew shall be deemed to be "Disabled" if he is unable to engage in any substantial portion of his regular duties for Continental by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.

    (i) Continental shall have received a review opinion of independent public accountants to Continental on their financial statements for the most recent fiscal year end.

    (j) Continental shall have delivered to HCCH its unaudited balance sheet and its unaudited income statement for each of the two most recent fiscal year ends.

    (k) Continental shall have earned no less than $156,000 after tax for the fiscal year ended December 31, 1996 and, assuming that Continental continued to be operated as it had in the past, on a pro-forma basis, as reasonably determined by HCCH, be expected to earn at least $280,000 after tax for the year ended December 31, 1997.

    (l) Shareholders shall have transferred all the Continental Common Stock to HCCH, free and clear of all Liens and encumbrances, with transfer taxes, if any, paid by Shareholders. No claim shall have been filed, made or threatened by any person or entity asserting that he, she or it is entitled to any part of the Purchase Price paid for the Continental Common Stock.

    (m) On or prior to the Closing Date, Shareholders or Continental shall have furnished HCCH with evidence of such consents as Shareholders or Continental shall know, or HCCH shall determine, to be required to enable HCCH to continue to enjoy the benefit of any lease, license, permit, contract or other agreement or instrument to or of which Continental is a party or beneficiary and which can, by its terms (with consent) and consistent with applicable law, be so enjoyed after the transfer of the Continental Common Stock to HCCH. If there is in existence any lease, governmental license, permit or contract that by its terms or applicable law, expires, terminates or is otherwise rendered invalid upon the transfer of the Continental Common Stock to HCCH, and such lease, license, permit, or contract is required in order for the business of Continental to continue to be conducted following the transfer of the Continental Common Stock in the same manner as conducted previously, HCCH shall have obtained, or been furnished by Shareholders an equivalent of, that lease, license, permit, or contract effective as of and after the Closing Date.

    (n) HCCH shall have received resignations of all persons who are officers or directors of Continental immediately prior to the Closing.

    (o) HCCH shall have received general releases in favor of Continental and HCCH executed by Shareholders and any such other employees, officers or directors of Continental as HCCH may designate. Those releases will not relate to rights or obligations arising under this Agreement.

    (p) HCCH shall have received possession on the premises of Continental of all corporate, accounting, business and tax records of Continental.

    (q) The form and substance of all actions, proceedings, instruments and documents required to consummate the transactions contemplated by this Agreement shall have been satisfactory in all reasonable respects to HCCH and HCCH's counsel.

    SECTION 7.2 CONDITIONS TO OBLIGATIONS OF SHAREHOLDERS. Shareholders' obligations hereunder are subject to the fulfillment or satisfaction, on and as of the Closing Date, of each of the following conditions (any one or more of which may be waived, but only in a writing signed by such party):

    (a) The representations and warranties of HCCH set forth herein shall be true and accurate in all material respects on and as of the Closing Date with the same force and effect as if they had been made on the Closing Date (except to the extent a representation or warranty speaks specifically as of an earlier date and except for changes contemplated by this Agreement) and HCCH shall have provided Shareholders with a certificate executed by the President and the Chief Financial Officer of HCCH, dated as of the Closing Date, to such effect. For the purposes of determining the accuracy of the representations and warranties of HCCH, any change or effect in the business of HCCH that results in substantial part as a consequence of the public announcement or pendency of the intended acquisition of the Continental Common Stock by HCCH shall not be deemed a Material Adverse Change or Material Adverse Effect or other breach of representation or warranty with respect to HCCH.

    (b) HCCH shall have performed and complied with all of its covenants contained herein in all material respects on or before the Closing Date, and Shareholders shall receive a certificate to such effect signed by HCCH's President and Chief Financial Officer.

    (c) Except as set forth in the HCCH Disclosure Schedule, there shall have been no Material Adverse Change in HCCH since the HCCH Balance Sheet Date.

    (d) Shareholders shall have received from Winstead Sechrest & Minick P.C., counsel to HCCH, an opinion in form and substance satisfactory to the Shareholders.

    (e) HCCH shall have executed and delivered to each of Kinnebrew and Saxon an Employment Agreement in a mutually agreed to form.

    (f) The form and substance of all actions, proceedings, instruments and documents required to consummate the transactions contemplated by this Agreement shall have been satisfactory in all reasonable respects to Shareholders and their counsel.

    SECTION 7.3 CONDITIONS TO OBLIGATIONS OF EACH PARTY. The respective obligations of the parties hereunder are subject to the fulfillment, on and as of the Closing Date, of each of the following conditions (any one or more of which may be waived by such parties, but only in a writing signed by such parties):

    (a) No statute, rule, regulation, executive order, decree, injunction or restraining order shall have been enacted, promulgated or enforced (and not repealed, superseded or otherwise made inapplicable) by any court or governmental authority which prohibits the consummation of the transaction contemplated by this Agreement (each party agreeing to use its reasonable best efforts to have any such order, decree or injunction lifted).

    (b) There shall have been obtained any and all Governmental Authorizations, permits, approvals and consents of securities or "blue sky" commissions of any jurisdiction and of any other governmental body or agency, that may reasonably be deemed necessary so that the consummation of the transaction contemplated by this Agreement will be in compliance with applicable laws, the failure to comply with which would have a Material Adverse Effect on HCCH, Continental, or would be reasonably likely to subject any of HCCH, Continental or any of their respective directors or officers to penalties or criminal liability.

                                     ARTICLE VIII

                               TERMINATION OF AGREEMENT

    SECTION 8.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time:

    (a) By the mutual consent of Shareholders and the Board of Directors of HCCH.

    (b) By the Board of Directors of HCCH or by Shareholders owning at least 85% of Continental if there has been a material breach by the other of any representation or warranty contained in this Agreement, which in either case cannot be, or has not been, cured within 15 days after written notice of such breach is given to the party committing such breach, provided that the right to effect such cure shall not extend beyond the date set forth in subparagraph (c) below.

    (c) By the Board of Directors of HCCH or by Shareholders owning at least 85% of Continental if all conditions of Closing required by Article VII hereof have not been met or waived by August 31, 1997, provided, however, that neither HCCH nor Shareholders, shall be entitled to terminate this Agreement pursuant to this subparagraph (c) if such party is in willful and material violation of any of its representations, warranties or covenants in this Agreement.

    (d) If any governmental authority shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable.

    (e) By the Board of Directors of HCCH, if Kinnebrew shall have become Disabled or shall have died.

    SECTION 8.2 EFFECT OF TERMINATION. Upon termination of this Agreement pursuant to this Article VIII, this Agreement shall be void and of no effect and shall result in no obligation of or liability to any party or their respective directors, officers, employees, agents or shareholders, unless such termination was the result of an intentional breach of any representation, warranty or covenant in this Agreement, in which case the party who breached the representation, warranty or covenant shall be liable to the other party for damages, and all costs and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement.

                                      ARTICLE IX

                                   CLOSING MATTERS

    SECTION 9.1 THE CLOSING. Subject to termination of this Agreement as provided in Article VIII above, the closing of the transactions provided for herein (the "Closing") will take place at the offices of Winstead Sechrest & Minick P.C., 910 Travis Street, Suite 1700, Houston, Texas 77002 at 10:00 a.m. (the "Effective Time"), Houston Time on July 31, 1997 or, if all conditions to Closing have not been satisfied or waived by such date, such other place, time and date as Shareholders and HCCH may mutually select (the "Closing Date").

                                      ARTICLE X

                                 INDEMNIFICATION AND
                           REMEDIES, CONTINUING COVENANTS

    SECTION 10.1 AGREEMENT TO INDEMNIFY. Subject to the limitations set forth in this Article X, from and after the Effective Time, Shareholders will indemnify and hold harmless HCCH and its respective officers, directors, agents and employees, and each person, if any, who controls or may control HCCH within the meaning of the Securities Act (hereinafter referred to individually as a "Continental Indemnified Person" and collectively as "Continental Indemnified Persons") from and against any and all claims, demands, actions, causes of action, losses, costs, damages, liabilities and expenses including, without limitation, reasonable legal fees, (net of: (i) any recoveries under insurance policies; (ii) recoveries from third parties; and (iii) tax savings known to Continental Indemnified Persons at the time of resolution of the claims hereunder) made against or incurred by Continental Indemnified Persons (hereafter in this Section 10.1 referred to as "HCCH Damages"), arising out of any material misrepresentation or breach of or default under any of the representations, warranties, covenants or agreements given or made in this Agreement or any certificate or exhibit delivered by or on behalf of Continental or Shareholders pursuant hereto. The indemnification provided for in this
Section 10.1 will not apply unless and until the aggregate HCCH Damages for which one or more Continental Indemnified Persons seeks indemnification exceeds $25,000 in the aggregate, in which event the indemnification provided for will include all HCCH Damages (a franchise deductible) and shall be limited in the aggregate to the amount of the Purchase Price (the "Cap").
The Continental Indemnified Persons are only entitled to be reimbursed for the actual indemnified expenditures or damages incurred by them for the above described losses not to exceed the Cap. Such Continental Indemnified Persons are not entitled to consequential, special, or other speculative or punitive categories of damages. Without limiting the indemnification otherwise set forth herein, Crawley agrees to indemnify and hold Continental and HCCH harmless from any and all liabilities relating to Continental's participation in the Crawley, Health and Welfare Benefit Plan with Great-West Life & Annuity Insurance Company prior to the Closing Date.

    SECTION 10.2 HCCH AGREEMENT TO INDEMNIFY. Subject to the limitations set forth in this Article X, from and after the Effective Time HCCH will indemnify and hold harmless Continental and Shareholders and their officers, shareholders, directors, administrators, heirs, personal representatives, successors and assigns (hereinafter in this Section 10.2 referred to individually as an "HCCH Indemnified Person" and collectively as "HCCH Indemnified Persons") from and against any and all claims, demands, actions, causes of action, losses, costs, damages, liabilities and expenses including, without limitation, reasonable legal fees (net of: (i) any recoveries under insurance policies; (ii) recoveries from third parties; and (iii) tax savings known to HCCH Indemnified Persons at the time of making a claim hereunder) (hereafter in this Section 10.2 referred to as "Continental Damages") arising out of any misrepresentation or breach of or default under any of the representations, warranties, covenants and agreements given or made by HCCH in this Agreement or any certificate or exhibit delivered by or on behalf of HCCH pursuant hereto. The indemnification provided for in this Section 10.2 will not apply unless and until the aggregate Continental Damages for which one or more HCCH Indemnified Person seeks indemnification exceeds $25,000 in the aggregate, in which event the indemnification provided for will include all Continental Damages (a franchise deductible) and shall be limited in the aggregate to the Cap. The HCCH Indemnified Persons are only entitled to be reimbursed for the actual indemnified expenditures or damages incurred by them for the above described losses not to exceed the Cap. Such HCCH Indemnified Persons are not entitled to consequential, special, or other speculative or punitive categories of damages.

    SECTION 10.3 SURVIVAL OF REPRESENTATIONS. The right to enforce the breach of each representation, warranty, covenant and agreement set forth in this Agreement will remain operative and in full force and effect for the maximum period permitted by applicable law after the Closing (the last date of such applicable period being herein called the "Final Date"), regardless of any investigation made by or on behalf of the parties to this Agreement, upon which Final Date such representations, warranties, covenants and agreements shall expire and be of no further force and effect. Any litigation or other action of any kind arising out of or attributable to a breach of any representation, warranty, covenant or agreement contained in this Agreement, must be commenced prior to the Final Date. If not so commenced prior to the Final Date, any claims or indemnifications brought under this Article X will thereafter conclusively be deemed to be waived regardless of when such claim is or should have been discovered. Any such claim for indemnification brought under this Article X, brought before the Final Date, shall survive until a final resolution of such claim is effective. As set forth herein, no investigation by any party hereto into the business, operations and conditions of the other party shall diminish in any way the effect of any representation or warranty made by any such party in this Agreement or shall relieve any party of any of its obligations under this Agreement.

    SECTION 10.4    PROCEDURE FOR INDEMNIFICATION; THIRD PARTY CLAIMS.

    (a) Promptly after receipt by an indemnified party under this Article X of notice of a claim against it for indemnification brought under this
Article X (a "Claim"), the indemnified party will, if a claim is to be made against an indemnifying party, give prompt written notice to the indemnified party of the Claim, but the failure to promptly notify the indemnified party will not relieve the indemnified party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudice by the indemnifying party's failure to give such prompt notice. Such notice shall contain a description in reasonable detail of facts upon which such Claim is based and, to the extent known, the amount thereof.

    (b) If any Claim referred to in this Article X is made by a third party against an indemnified party and such indemnified party gives written notice to the indemnifying party of the Claim, the indemnifying party will be entitled to participate in the defense of Claim and, to the extent that it wishes to assume the defense of the Claim and, after written notice from the indemnifying party to the indemnified party of its election to assume the defense of the Claim, the indemnifying party shall assume such defense and will not be liable to the indemnified party under this Article X for any fees of other counsel or any other expenses with respect to the defense of the Claim in each case subsequently incurred by the indemnified party in connection with the defense of the Claim.

    SECTION 10.5 APPOINTMENT OF REPRESENTATIVE. Subject to the successorship provisions of this Section 10.5, Kinnebrew (the "Representative") is hereby irrevocably appointed as the attorney-in-fact and representative of the interests of the Shareholders holding Continental Common Stock for all purposes of this Agreement, and notice is hereby given thereof to HCCH, and, without independent verification, HCCH may rely upon Representative's undertakings in such capacity. The Representative shall have full and irrevocable authority on behalf of the Shareholders, and shall promptly and completely exercise such authority in a timely fashion to:

    (a) participate in, represent and bind the Shareholders in all respects with respect to any arbitration or legal proceeding relating to this Agreement, including without limitation, all matters relating to any indemnification under this Section 10.5, taking any action under Section 10.4 including, without limitation, the defense and settlement of any matter, and the calculation thereof for every purpose thereunder, consent to jurisdiction, enter into any settlement, and consent to entry of judgment, each with respect to any or all of the Shareholders;

    (b) receive, accept and give notices and other communications relating to this Agreement;

    (c) take any action that the Representative deems necessary or desirable in order to fully effectuate the transactions contemplated by this Agreement;

    (d) execute and deliver any instrument or document that the Representative deems necessary or desirable in the exercise of his authority under this Section 10.5; and

    (e)  waive the fulfillment of any condition or conditions to the Closing.

    Those Shareholders who, as of the Closing Date, hold a majority of the Continental Common Stock may, at any time and by written action delivered to HCCH, remove the Representative or any successor thereto, but such removal shall be effective only upon the replacement of such Representative or successor by a new Representative designated, by written notice delivered to HCCH, by the holders of a majority of Continental Common Stock, PROVIDED, however, that any such notice shall be effective upon actual receipt by HCCH. Any such written notice shall be delivered to HCCH in accordance with the notice provisions set forth herein. If any Representative shall have died, become incapacitated or unable to serve, those Shareholders of Continental Common Stock who, as of the date hereof, hold a majority thereof, shall promptly designate by written notice delivered to HCCH a replacement Representative. Any costs and expenses incurred by the Representative in connection with actions taken pursuant to or permitted by this Section 10.5 will be borne by the Shareholders and paid or reimbursed to the Representative pro rata.

    The foregoing authorization is granted and conferred in consideration for the various agreements and covenants of HCCH contained herein. In consideration of the foregoing, and subject to the successorship provisions of this Section 10.5, this authorization granted to the Representative shall be irrevocable and shall not be terminated by any act of any of the Shareholders or by operation of law, whether by death or incompetence of any Shareholder or by the occurrence of any other event except the termination of this Agreement pursuant to the provisions hereof. If after the execution hereof any such Shareholder shall die or become incompetent, the Representative is nevertheless authorized and directed to exercise the authority granted in this Section 10.5 as if such death or incompetence had not occurred and regardless of notice thereof. The Representative shall have no liability to any Shareholder for any act or omission or obligation hereunder, provided that such action or omission is taken by the Representative in good faith and without willful misconduct.

                                      ARTICLE XI

                                    MISCELLANEOUS

    SECTION 11.1 FURTHER ASSURANCES. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to better evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

    SECTION 11.2 FEES AND EXPENSES. Until otherwise agreed by the parties, each party shall bear its own fees and expenses, including counsel fees and fees of brokers and investment bankers contracted by such party, in connection with the transaction contemplated hereby.

    SECTION 11.3 NOTICES. Whenever any party hereto desires or is required to give any notice, demand, or request with respect to this Agreement, each such communication shall be in writing and shall be effective only if it is delivered by personal service or mailed, United States registered or certified mail, postage prepaid, or sent by prepaid overnight courier, addressed as follows:

    HCCH:

         HCC Insurance Holdings, Inc.
         13403 Northwest Freeway
         Houston, TX  77040-6094
         Telecopy: (713) 462-2401
         Attention: Frank J. Bramanti, President

    With a copy to (which shall not constitute notice):

         Winstead Sechrest & Minick P.C.
         910 Travis, Suite 1700 (until August 23, 1997- then Suite 2400) Houston, TX 77002-5895
         Telecopy: (713) 951-3800 (until August 23, 1997 - then (713) 650-2400)
         Attention: Arthur S. Berner, Esq.

    Continental and Representative:

         E. R. Kinnebrew, III
         232 Windover Grove Drive
         Memphis, TN  38111

    With a copy to (which shall not constitute notice):

         Morrison, Mahoney & Miller
         250 Summer Street
         Boston, MA  02210-1181
         Telecopy:  (617) 439-7590
         Attention:  David A. Bakst, Esq

    Such communications shall be effective when they are received by the addressee thereof. Any party may change its address for such communications by giving notice thereof to other parties in conformity with this Section.

    SECTION 11.4 GOVERNING LAW. The internal laws of the State of Texas (irrespective of its choice of law principles) will govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto. Any dispute arising hereunder shall lie exclusively in the state courts of the State of Texas.

    SECTION 11.5 BINDING UPON SUCCESSORS AND ASSIGNS, ASSIGNMENT. This Agreement and the provisions hereof shall be binding upon each of the parties, their permitted successors and assigns. This Agreement may not be assigned by any party without the prior consent of the other.

    SECTION 11.6 SEVERABILITY. If any provision of this Agreement, or the application thereof, shall for any reason or to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances shall continue in full force and effect and in no way be affected, impaired or invalidated.

    SECTION 11.7 ENTIRE AGREEMENT. This Agreement, together with the Confidentiality Agreement, and any other agreement and instrument referenced herein constitute the entire understanding and agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between parties with respect hereto.

    SECTION 11.8 AMENDMENT AND WAIVERS. Any amendment or waiver affecting the Shareholders shall be valid if consented to in writing by Shareholders. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by Shareholders. The waiver by Shareholders of any breach hereof or default in the performance hereof shall not be deemed to constitute a waiver of any other default or any succeeding breach or default, unless such waiver so expressly states. At any time before the Effective Time, this Agreement may be amended or supplemented by Continental, Shareholders or HCCH with respect to any of the terms contained in this Agreement.

    SECTION 11.9 NO WAIVER. The failure of any party to enforce any of the provisions hereof shall not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

    SECTION 11.10 CONSTRUCTION OF AGREEMENT. A reference to an Article, Section or an Exhibit shall mean an Article of, a Section in, or Exhibit to, this Agreement unless otherwise explicitly set forth. The titles and headings herein are for reference purposes only and shall not in any manner limit the construction of this Agreement which shall be considered as a whole. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation."

    SECTION 11.11 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original as against any party whose signature appears thereon and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all the parties reflected hereon as signatories.

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                     [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                                       HCC INSURANCE HOLDINGS, INC.



                                       By:   /s/ Frank J. Bramanti
                                          -------------------------------------
                                       Name:     Frank J. Bramanti,
                                       Title:    President



                [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]



            SIGNATURE PAGE ATTACHED TO STOCK PURCHASE AGREEMENT
    DATED AS OF JULY 31, 1997 BY AND AMONG HCC INSURANCE HOLDINGS, INC.
     AND THE SHAREHOLDERS OF CONTINENTAL AVIATION UNDERWRITERS, INC.,
                AND CONTINENTAL AVIATION UNDERWRITERS, INC.

                                       CONTINENTAL AVIATION UNDERWRITERS, INC.



                                       By:   /s/ E. R. Kinnebrew, III
                                          -------------------------------------
                                       Name:     E. R. Kinnebrew, III
                                       Title:    President


            SIGNATURE PAGE ATTACHED TO STOCK PURCHASE AGREEMENT
    DATED AS OF JULY 31, 1997 BY AND AMONG HCC INSURANCE HOLDINGS, INC.
     AND THE SHAREHOLDERS OF CONTINENTAL AVIATION UNDERWRITERS, INC.,
                AND CONTINENTAL AVIATION UNDERWRITERS, INC.

                                       CRAWLEY WARREN (USA) INC.


                                       By:   /s/ David A. Bakst
                                          -------------------------------------
                                       Name:     David A. Bakst
                                       Title:    Treasurer




            SIGNATURE PAGE ATTACHED TO STOCK PURCHASE AGREEMENT
    DATED AS OF JULY 31, 1997 BY AND AMONG HCC INSURANCE HOLDINGS, INC.
     AND THE SHAREHOLDERS OF CONTINENTAL AVIATION UNDERWRITERS, INC.,
                AND CONTINENTAL AVIATION UNDERWRITERS, INC.

                                         /s/ EDWARD R. KINNEBREW, III
                                       ----------------------------------------
                                             EDWARD R. KINNEBREW, III




            SIGNATURE PAGE ATTACHED TO STOCK PURCHASE AGREEMENT
    DATED AS OF JULY 31, 1997 BY AND AMONG HCC INSURANCE HOLDINGS, INC.
     AND THE SHAREHOLDERS OF CONTINENTAL AVIATION UNDERWRITERS, INC.,
                AND CONTINENTAL AVIATION UNDERWRITERS, INC.

                                       NATIONAL BANK OF COMMERCE, Trustee,
                                       of the Sidney A. Stewart, Jr. Trust under
                                       Declaration of Trust dated May 14, 1997


                                       By:    /s/ Virginia Thornton
                                          -------------------------------------
                                       Name:      Virginia Thornton
                                       Title:     Vice President & Trust Officer




            SIGNATURE PAGE ATTACHED TO STOCK PURCHASE AGREEMENT
    DATED AS OF JULY 31, 1997 BY AND AMONG HCC INSURANCE HOLDINGS, INC.
     AND THE SHAREHOLDERS OF CONTINENTAL AVIATION UNDERWRITERS, INC.,
                AND CONTINENTAL AVIATION UNDERWRITERS, INC.

                                       /s/ CHARLES H. HARPER
                                       ----------------------------------------
                                           CHARLES H. HARPER




            SIGNATURE PAGE ATTACHED TO STOCK PURCHASE AGREEMENT
    DATED AS OF JULY 31, 1997 BY AND AMONG HCC INSURANCE HOLDINGS, INC.
     AND THE SHAREHOLDERS OF CONTINENTAL AVIATION UNDERWRITERS, INC.,
                AND CONTINENTAL AVIATION UNDERWRITERS, INC.

                                       /s/ EUGENE M. SAXON
                                       ----------------------------------------
                                           EUGENE M. SAXON




            SIGNATURE PAGE ATTACHED TO STOCK PURCHASE AGREEMENT
    DATED AS OF JULY 31, 1997 BY AND AMONG HCC INSURANCE HOLDINGS, INC.
     AND THE SHAREHOLDERS OF CONTINENTAL AVIATION UNDERWRITERS, INC.,
                AND CONTINENTAL AVIATION UNDERWRITERS, INC.

                                       /s/ NOEL PARRISH
                                       ----------------------------------------
                                           NOEL PARRISH



            SIGNATURE PAGE ATTACHED TO STOCK PURCHASE AGREEMENT
    DATED AS OF JULY 31, 1997 BY AND AMONG HCC INSURANCE HOLDINGS, INC.
     AND THE SHAREHOLDERS OF CONTINENTAL AVIATION UNDERWRITERS, INC.,
                AND CONTINENTAL AVIATION UNDERWRITERS, INC.

                                                                EXHIBIT "A"

                  CONTINENTAL AVIATION UNDERWRITERS, INC.

                     SCHEDULE OF SHAREHOLDING INTEREST

     SHAREHOLDERS                                   NUMBER AND       TAXPAYER
         AND                                       PERCENTAGE OF  IDENTIFICATION
      ADDRESSES                                       SHARES          NUMBER
      ---------                                       ------          ------
Crawley Warren (USA) Inc.                     71.0 shares   53.95%    04-2565423
c/o David A. Bakst, Esq.
Morrison, Mahoney & Miller
250 Summer Street
Boston, MA  02210

Edward R. Kinnebrew, III  ("Kinnebrew")       17.4 shares   13.22%   ###-##-####
232 Windover Grove Drive
Memphis, TN  38111

Sidney A. Stewart, Jr. Trust                  12.5 shares    9.50%    62-6323844
Under Declaration of Trust
Dated May 14, 1997     ("Stewart Trust")
c/o National Bank of Commerce Trust Division
1 Commerce Square
Memphis, TN  38150
Trustee - National Bank of Commerce
Beneficiary - Sidney A. Stewart, Jr.

Charles H. Harper  ("Harper")                 12.5 shares    9.50%   ###-##-####
102 Overlook Drive
Little Rock, AR  72207

Eugene M. Saxon   ("Saxon")                   11.6 shares    8.81%   ###-##-####
334 N. Rose Road
Memphis, TN  38117

Noel Parrish   ("Parrish")                     6.6 shares    5.02%   ###-##-####
821 Club Drive
Mt. Vernon, OH  43050                        ---------------------
                                             131.6 shares  100.00%

                                EXHIBIT  "B"

                Defined terms are as defined on Exhibit "A"


                                       CASH          $ AMOUNT
                                       ----          OF HCCH
                                                   COMMON STOCK
                                                   ------------

Kinnebrew                              $133,853      $312,322

Saxon                                    89,201       208,137

Stewart Trust                           298,181       -------

Harper                                  298,181       -------

Parrish                                 157,565       -------